EXHIBIT 99.1

Colony Bankcorp Names Lance Whitley Chief People Officer

FITZGERALD, Ga., June 03, 2019 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (NASDAQ: CBAN) ("Colony" or the "Company"), the bank holding company for Colony Bank (the "Bank"), today announced that Lawrence A. (Lance) Whitley will join the Bank on June 10, 2019, as its Chief People Officer.  In this position, Whitley will manage the strategy and processes related to identifying talented new team members, strengthening the Company's existing organization, and helping it retain the outstanding group of banking professionals needed to drive Colony's future growth.  He replaces Julia Shadwick, who is no longer with the Bank.  Whitley will report to Kimberly Dockery, Chief Administrative Officer.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, "I am pleased to announce that Lance Whitley will be joining us soon as our Chief People Officer.  In that role, Lance will lead our Human Resource department and its efforts to equip our team members for success.  One of his primary goals will be to provide our people with the training and resources they need to succeed.

"Lance worked with Kimberly and me at HeritageBank of the South," Fountain continued, "where he served as our Director of Human Resources.  In that position, he oversaw the growth of our team from less than 300 to more than 600 individuals, including the successful integration of FDIC-assisted and open-bank purchases, branch acquisitions, and de novo branch start-ups.  At the same time, he was instrumental in providing great service and improving morale and engagement.  I am confident that Lance will help lead us to that same level of excellence at Colony."

Whitley's career in human resource management spans more than 25 years.  Most recently, he was with Dental Partners of Southwest Georgia, serving first as Human Resource Manager and later as CEO/Practice Manager of the multi-office practice.  Prior to that, he was Director of Human Resources for HeritageBank of the South, Human Resources Manager for Advanced Environmental Technologies, and Human Resources Manager for Watkins Engineers & Constructors. Whitley received a Bachelor of Business Administration degree in Human Resources Management from Georgia Southwestern State University and holds a Professional in Human Resources (PHR) Certification.  He is a past President of Albany Chapter of Society for Human Resource Management.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank.  Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 29 full-service branches throughout Central, Southern and Coastal Georgia, a loan production office in Atlanta, and a full-service website at www.colonybank.com.  Colony's common stock is traded on the NASDAQ Global Market under the symbol CBAN.  Follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology, including statements related to the expected returns and other benefits of the merger to shareholders. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are no guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

For additional information, contact:
T. Heath Fountain
President & CEO
(229) 426-6000 (Ext 6012)